Exhibit 10.1

CLECO CORPORATE HOLDINGS LLC
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Separation Agreement”) is made and entered into, to be effective as of March 23, 2017 (the “Effective Date”), by and among Cleco Group LLC, Cleco Corporate Holdings LLC, and Cleco Power LLC (collectively herein, the “Companies”), and Darren J. Olagues (“Executive”).

1.    Separation from Employment. The parties have agreed that, as of February 8, 2017 (the “Separation Date”), Executive’s employment with the Companies ceased. This Separation Agreement and the attached Exhibit 1, Cleco Corporate Holdings LLC Basic Waiver, Release, and Covenants Agreement (“Waiver”) and Exhibit 2, Cleco Corporation Executive Retirement Plan Benefit Calculation (collectively, “Agreement”) shall govern Executive’s separation from Companies and to the extent, if any, that any agreement, plan, or document is inconsistent herewith, this Agreement shall control.

2.    Condition Precedent; Waiver, Release and Covenants. In consideration of Executive’s execution of the Waiver in the form attached hereto as Exhibit 1, and provided that such Waiver is timely executed and delivered by Executive and returned to the Companies as set forth therein, and not thereafter revoked, and provided that the Executive is in compliance with the Agreement, the Companies shall pay to Executive those severance benefits more fully set forth in Section 3 hereof. Executive acknowledges and agrees that such severance benefits are not for services he has rendered, or will render, prior to his Separation Date, are not otherwise due or owing to him under any agreement (whether oral or written) with the Companies or under any plan, policy or practice of the Companies, and that such severance benefits would not be made or owing absent his execution and delivery of the Waiver. For the avoidance of doubt, Executive specifically agrees that he is not entitled to (i) any compensation or benefits under the Cleco Corporation Executive Severance Plan, as amended through July 23, 2015, (the “Severance Plan”), (ii) any Companies, subsidiary or affiliate, incentive or retention arrangement or plan (the “Bonus Plans”) , or (iii) any amounts under the Agreement and Plan of Merger dated October 17, 2014, by and between Como 1 L.P., Como 3 Inc. and Cleco Corporation (the “Merger Agreement”).

3.    Compensation in Exchange for Waiver: Executive acknowledges and agrees that the amounts to be paid to him in exchange for the Waiver and the covenants provided for in said Waiver shall consist solely of those payments and benefits more fully described below:

3.1    Installment Payments. Executive shall receive from Cleco Corporate Holdings, LLC the sum of $ $1,000,000.00, payable in 36 equal monthly installments, and subject to all normal withholdings, which net amount shall commence to be paid with the Companies’ first payroll not later than 30 days after the date on which Executive’s Waiver becomes irrevocable.

3.2     Premium Payments. Provided that Executive timely elects to continue coverage under the Companies’ group medical, dental and/or vision plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (commonly, “COBRA”), Cleco Corporate Holdings, LLC shall pay to Executive an amount equal to the full cost of the same type and level of coverage elected by Executive. Cash reimbursements hereunder shall be made monthly to Executive, 30 days in arrears, for the 18-month period following Executive’s Separation Date and, thereafter for another 18-month period cash reimbursements of the reasonable cost of health care premiums comparable to the Companies plan or Cobra shall be made monthly to Executive; provided that such payments shall cease at an earlier date if Executive is or becomes eligible for coverage under another employer’s group medical plan or a self-employment plan during such period. Executive shall inform the Companies immediately upon any such eligibility.

3.3    Supplemental Executive Retirement Plan. In consideration for, and provided that Executive has complied, and continues to comply, with the terms and conditions of this Separation Agreement and the Waiver, including without limitation, Section 6 hereof and Section 2 of the Waiver, Executive shall be treated as fully vested in and receive payments due under the Cleco Corporation Supplemental Executive Retirement Plan (the “SERP”) at the time specified in the SERP. Executive’s benefit under the SERP shall be: (a) increased by adding three years to his age, subject to a minimum benefit of 50% of final compensation; (b) subject to a modified reduction determined by increasing his age by three years; and (3) a reduction for his Exelon Plan and Cleco’s Defined Benefit
Plan pension benefits. By execution below, Executive agrees that his “Highest Base Compensation” (as defined in the SERP) shall be his base compensation before the date of the merger under the Merger Agreement and that his Average Bonus (as defined in the SERP) shall be calculated using the short - term bonus payments made during fiscal years, 2014, 2015, and 2016 and that the SERP shall be deemed amended to so provide, without the necessity of further notice or action. Exhibit 2 hereto represents the calculation of Executive’s benefit under the SERP, which is being provided to Executive by the Companies for his acceptance and approval, which he must give prior to any payments under Section 3.

3.4    Reduction. Although not anticipated by the parties hereto, Executive acknowledges and agrees that he may be required to forego, in whole in or part, the cash payments and benefits otherwise described herein, and shall nonetheless be subject to the provisions of Section 4.6 of the Severance Plan, providing for reduction of such payments and benefits to the extent necessary to avoid the imposition of the excise tax imposed under section 4999 of the Code, as amended, notwithstanding the inapplicability of the Severance Plan generally.

4.    Additional Payments and Benefits. In addition to the forgoing, the Companies shall pay or provide to Executive: (a) reimbursement of any ordinary and customary business expenses incurred by Executive prior to his Separation Date in accordance with the Companies’ standard policies and procedures, such amounts to be submitted to the Companies for reimbursement in accordance with the Companies’ standard policies and procedures; (b) any additional benefits accrued and vested or due under the separate employee benefit plans generally maintained for the benefit of all of the employees of the Companies in which Executive is, or was, a participant, the payment of which shall be subject to the terms and conditions of such separate plans; and (c) all rights to indemnification that Executive may possess as a director, manager, officer or employee of the Companies or any affiliate, including any past, present, or future parents, subsidiaries and affiliates of the Companies, to the fullest extent provided under the indemnification and insurance arrangements or governing documents of such entities or applicable law.

5.    Extinguishment of Companies’ Obligations. Executive acknowledges that, except as otherwise expressly reserved in this Separation Agreement, the payment of the amounts and benefits described herein extinguishes any obligations of the Companies to provide any compensation, severance or other benefits or payments to Executive on account of his separation from service with the Companies or the consummation of the transactions contemplated under the Merger Agreement in respect of his employment, whether arising under the Severance Plan, the Bonus Plans, the SERP or any other plan, policy or arrangement under which the Companies may be deemed obligated to provide separation or severance payments or benefits.

6.    Limitations on Activities. In exchange for the benefits provided under Section 3 hereof, the provisions of Section 2 of the Waiver are incorporated herein by reference, as if part of this Separation Agreement.

7.    Remedies. In the event of a breach or threatened breach by Executive of the provisions of Section 6 of this Separation Agreement or Section 2 of the Waiver, Executive agrees that the Companies shall be entitled to a temporary restraining order or a preliminary injunction, which may be obtained by means of a judicial proceeding without the requirement of establishing irreparable injury, posting a bond and notwithstanding the provisions of Section 14(f) hereof.  Executive further acknowledges that the Companies shall have no further obligation to provide any payment or benefit due to Executive or his estate, spouse or dependents under Section 3 hereof, including Section 3.3, following such breach or threatened breach.  Nothing herein shall be construed as prohibiting the Companies from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.

8.    Assistance and Cooperation. Executive agrees that he will furnish such information and assistance as may be reasonably necessary, taking into account his subsequent employment obligations, and requested by the Companies in connection with any administrative or agency claim, charge or complaint and/or any litigation or other legal proceeding in which the Companies are or may become involved. The Companies agree to reimburse Executive for his documented direct and reasonable out-of-pocket expenses incurred in providing any such assistance.

9.    Nonassignability. Neither this Agreement, nor any right or interest in favor of Executive hereunder, shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such by Executive shall be void. Any benefit right or interest under this Separation Agreement shall not in any way be subject to the debts, contract, liabilities, engagements or torts of Executive, nor shall it be subject to attachment or legal process for or against Executive. Notwithstanding the foregoing, in the event of the Executive’s death prior to the payment of all amounts properly due hereunder, payment shall be paid to Executive’s estate.

10.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Companies:            To Executive:
Cleco Corporate Holdings LLC        Last address on file with Companies
2030 Donahue Ferry Road
P. O. Box 5000
Pineville, Louisiana 71361-5000
Attention: General Counsel

Either party may change its address for notices by providing a written notice of such address change to the other party. All such notices shall be conclusively deemed to be received and shall be effective: (a) if sent by hand delivery, upon receipt; (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission; (c) if sent by registered or certified mail, as of the date indicated on the notice of confirmation of receipt; (d) if sent by U.S. mail, postage prepaid, as of the date on which such notice is postmarked; or (e) if sent via overnight mail, as of the date indicated on the notice of confirmation of receipt.

11.    Source of Payments. Payments hereunder shall be made from the general funds of the appropriate Company(ies). Executive’s status with respect to amounts owed hereunder shall be that of a general unsecured creditor of the Companies, and Executive shall have no right, title, or interest whatsoever in or to any asset of the Companies or any investment which the Companies may have acquired to meet their obligations hereunder.

12.    Tax Withholding. As a condition of the delivery of any payment or benefit hereunder, the Companies shall withhold all Federal, state, city or other income or employment taxes required by law to be withheld.

13.    Separate Advice. Executive acknowledges that neither the Companies, nor their directors, officers or employees, has provided him with advice about the terms and conditions of this Separation Agreement, including the taxation of benefits and payments hereunder, and that neither the Companies nor their directors, officers or employees has any ongoing obligation to do so. Executive has been advised to consult his own counsel prior to the execution of this Separation Agreement and he has done so, or determined that such consultation is not necessary.

14.    General Provisions.

a.
If any provision of this Separation Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision and all other valid provisions shall remain in full force and effect; provided, however, that Executive shall return any consideration paid hereunder to the date of such holding and no further payments of benefits shall be paid or delivered, except as prohibited by law. Nothing herein shall be considered a block to Executive’s challenge to the terms of the Waiver.

b.	Titles and headings used herein are solely for convenience of reference and do not constitute a part of this Separation Agreement or affect its meaning, interpretation or effect.

c.	This Separation Agreement shall be construed and enforced in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

d.
No term or condition herein shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Separation Agreement, except by written instrument of the party charged with such waiver or estoppel.

e.	This Separation Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

f.
Executive acknowledges that, notwithstanding the inapplicability of the terms of the Severance Plan generally, the claims provisions set forth in Section 6.2 of the Severance Plan and the arbitration provisions set forth in Section 7.10 of such plan shall govern the resolution of any dispute arising thereunder, and that the provisions of Article IX of the SERP shall govern the resolution of any claim dispute arising under such plan, and that both such provisions shall survive his Separation Date and shall be and remain enforceable in accordance with their terms.

g.
Executive agrees that each provision of this Separation Agreement is to be given its plain meaning, that this Separation Agreement is to be considered as a whole, and that there shall be no presumption that this Separation Agreement, or any provision thereof, shall be construed for or against any person.

15.    Nonadmission of Wrongdoing. Executive agrees that neither this Separation Agreement, Exhibits 1 and 2 hereto, nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by the Companies of any liability or unlawful conduct of any kind.

16.    Entire Agreement. This Separation Agreement, including the provisions of Exhibits 1 and 2 hereto, sets forth the entire agreement between the parties hereto related to the subject matter herein, and, except as expressly set forth herein, fully supersedes any prior agreements or understandings between the parties, whether orally or in writing. Executive acknowledges that he has not relied upon any representations, promises or agreements of any kind made to him in connection with the execution of this Separation Agreement, including Exhibits 1 and 2 hereto, except as set forth herein.

17.    Code Section 409A. If and to the extent any amount payable hereunder is deemed to be “deferred compensation” within the provisions of Code Section 409A, the parties agree that: (a) this Separation Agreement shall be interpreted and construed in accordance with such section, including any guidance promulgated thereunder; and (b) any such amount that may be paid in one of two calendar years shall be paid in the second such year, notwithstanding any provision hereof to the contrary. All payments due hereunder shall be deemed separate payments and all exemptions available under Code Section 409A, including “short term deferrals” and “separation pay,” shall be applied.

THIS SEPARATION AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date set forth above.

COMPANIES:                        EXECUTIVE:
CLECO CORPORATE HOLDINGS LLC:

By: /s/ Peggy Scott                    By: /s/ Darren J. Olagues
Peggy Scott                    Darren J. Olagues
Chief Executive Officer
Cleco Corporate Holdings LLC and
Board Chair                    Date: March 23rd, 2017

Date:

WITNESS:                        WITNESS:

By: /s/ Monza Williams                    By: /s/ Ryan O. Luminais

Print Name:     Monza Williams            Print Name: Ryan O. Luminais
Date:         3/22/17                    Date: 3/23/17

Cleco Group LLC

By: /s/ Peggy Scott

Print Name: Peggy Scott

WITNESS:

By:     /s/ Monza Williams

Print Name:     Monza Williams
Date:         3/22/17

Cleco Power LLC

By:     /s/ William G. Fontenot

Print Name:     William G. Fontenot

WITNESS:

By:     /s/ Nicole Matt

Print Name:     Nicole Matt
Date:         3/22/17

Attachments:
Exhibit 1 - Basic Waiver, Release and Covenants Agreement
Exhibit 2 - Estimated SERP Calculation

EXHIBIT 1

CLECO CORPORATE HOLDINGS LLC
BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT

Name of Executive:	Darren J. Olagues

Date of Delivery:	March 23, 2017

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT (the “Waiver”) is made and delivered by the executive named above (“Executive”) in consideration and as a condition of the receipt of payments set forth under the Separation Agreement of even date herewith and to which this Waiver is attached, the adequacy of which consideration is hereby expressly acknowledged by Executive.

1.    WAIVER AND RELEASE:

1.1    Claims Released. Executive, on his own behalf and on behalf of Executive’s heirs, successors and assigns, hereby releases and discharges the Companies (as defined in the Separation Agreement) and their Affiliates (as defined in the Severance Plan), and their respective past, present, or future parents, subsidiaries and affiliates, equity owners, both direct and indirect, and their affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, partners, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and their fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Protected Parties”) from any and all claims, demands, causes of action and liabilities of any kind (including attorneys’ fees and costs), whether based in law or equity, whether contractual or based in common or statutory law, including federal, state, and local laws, whether known or unknown, which Executive had, may now have, or hereafter may have, against the Protected Parties based upon facts occurring up to and including the date of the execution of this Waiver, other than the claims retained as provided in Section 1.2 hereof. Without limiting the generality of the foregoing, Executive hereby specifically releases and discharges the Protected Parties from:

a.     Any and all claims relating to Executive’s employment by the Companies, including the termination thereof, the terms and conditions of such employment, employee benefits and compensation related to such employment, and/or any of the events relating, directly or indirectly, to or surrounding Executive’s termination, including but not limited to claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress; and

b.     Any and all claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive’s employment, and the termination thereof, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, and, to the extent applicable to Executive, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act of 1990, as amended.

c.    To the fullest extent permitted by law, Executive agrees that he will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Protected Parties, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by this Section 1.1. Executive further agrees that he will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Protected Parties, whether the claims are brought on his own behalf or on behalf of any other person or entity.  Nothing in this subsection shall prohibit Executive from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment

i

Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

1.2    Claims Retained. Notwithstanding the generality of the foregoing Section 1.1, Executive does not waive or release any right or claim: (a) arising after the date on which Executive executes this Waiver; (b) ordinary claims for benefits accrued and vested or due as of his Separation Date (as defined in the Separation Agreement) under any benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or other benefit plan or arrangement sponsored and maintained by the Protected Parties, other than the Severance Plan, or as specifically set forth herein or in the Separation Agreement; (c) severance compensation payable to him under the terms of the Separation Agreement; (d) any claim for compensation due under applicable law that cannot be waived as a matter of public policy; (e) any right to indemnification that Executive may possess as a former director, manager, officer or employee of any of the Protected Parties to the fullest extent provided under the indemnification and insurance arrangements or governing documents of such parties or applicable law, as more fully provided in the Separation Agreement; and (f) any other right or benefit required by law to be provided that cannot be waived as a matter of public policy.

1.3    Charges. Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of Section 1.1 of this Waiver, with the Equal Employment Opportunity Commission (“EEOC”) or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that he shall not be entitled to participate in or receive any damages or other type or form of award relating to any event that occurred prior to his execution of this Waiver as a consequence thereof.

2.    COVENANTS: In exchange for the payments and benefits to be paid to Executive under Section 3 of the Separation Agreement,

2.1    Confidential Information. Executive recognizes and acknowledges that he has and will continue to possess confidential, proprietary, non-public information concerning the Companies and Protected Parties, whether or not deemed a “trade secret” under applicable law, which may include, without limitation: (a) books and records relating to operations, finance, accounting, personnel and management; (b) cost, price, rate and volume data, future price, rate and trading plans, and test data; (c) product and plant design and development; (d) records, computer software, customer lists, information obtained on competitors, and sales tactics; (e) business plans, financial projections and supporting assumptions and action plans; and (f) various other non-public trade or business information, including strategic business opportunities, marketing, business diversification and expansion plans, acquisitions, dispositions, methods and processes, financial data and the like as well as under the Merger Agreement (collectively, the “Confidential Information”). Executive agrees that he will not, at any time, make any use or disclosure of any Confidential Information, provided that nothing contained herein shall prohibit the use and disclosure of Confidential Information: (x) with the prior written consent of the Companies; (y) to the extent required by law or by legal process, provided that Executive shall furnish to the Companies not fewer than five business days prior to such disclosure, or such shorter period as may be necessitated by facts and circumstances, written notice of such law or process, including a copy of all relevant documents, and shall cooperate with the Companies to object to such disclosure or to place such disclosure under seal; or (z) if and to the extent such information shall have become public information, other than on account of Executive’s breach of this covenant.

2.2    Non-Solicitation of Employees. Executive agrees that during the Restricted Period (as defined below), he shall not, directly or indirectly, whether for his own benefit or on behalf of another, or to the Companies’s detriment, hire or offer to hire, or cause any person to hire or offer to hire, any officer, employee, or manager of the Companies, or persuade, or attempt to persuade, any such officer, employee, manager, or director to discontinue any relationship with the Companies; provided that general advertisements and/or contacts by third-party recruiters that are not initiated, directly or indirectly, by Executive shall not be deemed a breach hereof. For purposes of this Section 2.2, the term “officer, employee, or manager of the Companies” shall mean and be deemed to refer to individuals who are employed by the Companies and individuals who ceased employment with the Companies within the six-month period preceding the occurrence of a solicitation prohibited hereunder.

2.3    Business Reputation. Executive agrees that he shall refrain from performing any act, engaging in any conduct or course of conduct or making or publishing an untrue or misleading statement which has, or may reasonably have, the effect of demeaning the name or business reputation of any of the Companies or Protected Parties that adversely affects, or may be reasonably expected to adversely affect, the best interests, economic or otherwise, of any of the Companies or Protected Parties, except to the extent such statement or conduct may be required by law or legal process. Executive further agrees not to communicate directly or indirectly in any form or medium in any way with any governmental authority or official, including but not limited to the Louisiana Public Service Commission and its members or staff, regarding this Waiver, the Separation Agreement or any aspect of Executive’s employment with or separation from the Companies.

The Companies agree that they shall direct their directors and executive officers to refrain from performing any act, engaging in any conduct or course of conduct, or making or publishing an untrue or misleading statement that has, or may reasonably have, the effect of demeaning the name or business reputation of Executive or which adversely affects, or may be reasonably expected to adversely affect, the best interests, economic or otherwise, of Executive, except to the extent such statement or conduct may be required by law or legal process.

2.4    Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, for Executive’s own benefit or the benefit of any other person or entity, on behalf of another, or to the detriment of the Companies, solicit for any business purpose, divert, or attempt to solicit for any business purpose or attempt to divert, any customer of the Companies; provided that this restriction on solicitation shall apply only to any customer located or doing business in the Restricted Area (as defined below) or who is otherwise named by the Companies on an exhibit hereto.

2.5    Non-Competition. Executive agrees that during the Restricted Period, Executive shall not carry on or engage in, whether directly or indirectly, and whether as a director, officer, employee, partner, contractor, consultant, agent or other advisor, a business that competes with the Companies’ Business (as defined below); provided that nothing contained herein shall prevent Executive from acquiring or holding less than 2% of the equity securities of a publicly-traded company that is engaged in the Companies’ Business. The foregoing covenant shall apply only to activities carried on in or related to the Restricted Area.

2.6    Confidentiality of Settlement Terms.  The Parties agree not to disclose the terms of this Waiver to any third party, other than in the case of the Protected Parties with regard to the Companies, without the prior written consent of all other Parties to this Waiver except to his/her/their attorney, tax advisor or as required by law, prior to any required public disclosure of the material terms of the Waiver by the Companies pursuant to regulations of the Securities and Exchange Commission. The Parties agree not to discuss the terms of this Waiver or any circumstances regarding the Waiver, including but not limited to the terms of the negotiations resulting in the execution of this Waiver with any third party without the written consent of all other Parties to this Waiver.
2.7    Restrictions Reasonable; Severable; Reformation Permitted. Executive agrees that each of the covenants set forth in this Section 2 is intended to constitute a separate restriction. Should any covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof. Executive further agrees that the covenants set forth in this Section 2 are reasonable in both time and geographic scope, that the Companies have a protectable business interest, that the Companies operate and solicit Companies’ Business in the Restricted Area, and that the restrictions and obligations set forth and imposed by this Waiver will not cause Employee undue hardship. Should a court of law or arbitrator, as the case may be, determine that any covenant set forth herein is unenforceable, such covenant shall be deemed reformed to the minimum extent necessary to permit its enforcement.

3.    DEFINITIONS: Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Severance Plan, a copy of which has been furnished to Executive.

3.1    The term “Companies’ Business” shall mean the generation, transmission, and distribution of electricity, whether wholesale or retail, and whether regulated or not..
3.2    The term “Restricted Area” shall mean the following parishes in the State of Louisiana: Parishes of Acadia, Allen, Avoyelles, Beauregard, Calcasieu, Catahoula, DeSoto, Evangeline, Grant, Iberia, Jefferson Davis, Lafayette, Natchitoches, Rapides, Red River, Sabine, St. Landry, St. Martin, St. Mary, St. Tammany, Vernon, and Washington; the following counties in the State of Mississippi: Counties of Coahoma, Forrest, Hinds, Madison, and Yazoo; the following counties in the State of Arkansas: Counties of Craighead, Crittenden, Faulkner, Pulaski, and Saline; and the following counties in the State of Texas: Counties of Jasper, Liberty, and Nacogdoches; all of which the Executive stipulates and agrees that Companies carry on Companies’ Business.

3.3    The term “Restricted Period” shall mean 24 months following Executive’s Separation Date.

4.    GENERAL PROVISIONS:

4.1    Arbitration. In addition to the Companies’s equitable remedies provided under Section 7 of the Separation Agreement, which need not be resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Waiver, or in the event of any claim for breach or violation of any provision of this Waiver, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) governing employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of Executive and the Companies (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon Executive and the Companies. Except as provided in Section 4.8 hereof, each party to the arbitration proceeding will bear its own fees and costs in connection with such arbitration proceedings, and the costs and expenses of the arbitrator will be divided evenly between such parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision, including a judicial proceeding to enforce this provision, will be in Pineville, Louisiana.

4.2    Entire Agreement. This Waiver and the Separation Agreement constitute the final and complete understanding and agreement hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among Executive and the Companies other than those set forth herein; provided that Executive shall remain bound to any confidentiality provisions contained in any handbook, policy or separate agreement with the Companies or their Affiliates, and Executive shall further be bound by the terms of any additional agreement entered into as a condition of payment under the Severance Plan.

4.3    Amendment. This Waiver may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by Executive and the Companies.

4.4    Choice of Law. The validity of this Waiver and the Separation Agreement, the construction of its terms, and the determination of the rights and obligations of Executive hereunder shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

4.5    Notices. All notices and other communications under this Waiver must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent first class mail, postage prepaid, in each case as follows:

If to Executive:        Addressed to Executive
Most Recent Address on File with the Companies

If to the Companies:    Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, LA 71360
Attention: General Counsel

or to such other address as Executive or the Companies, as the case may be, may designate by notice to the other.

4.6    Successors and Assigns. The Separation Agreement and Waiver will inure to the benefit of, and be binding upon the Companies, their successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Companies’ assets or businesses or with or into which the Companies may be liquidated, consolidated, merged or otherwise combined. The Separation Agreement and Waiver will be binding upon Executive, his heirs, estate, legatees and legal representatives.

4.7    Waiver. The failure of the Companies to insist in any one or more instances upon performance of any terms or conditions of this Waiver will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

4.8    Executive’s Acknowledgements. Executive understands that Section 1 of this Waiver constitutes a general waiver and release in favor of the Companies and Protected Parties, as more fully set forth therein. In connection with such waiver and release Executive acknowledges and agrees:

a.    That he has been advised to consult an attorney before signing this Waiver and that Executive has done so or has determined that such consultation is not necessary.

b.    That the Separation Agreement and Waiver was furnished to him on or before the date specified above (the “Delivery Date”) and that he has had no fewer than 21calendar days after the Delivery Date to consider whether to sign the Separation Agreement and Waiver, without alteration, and return it to the Companies by first class mail or by hand delivery in accordance with Section 4.5 hereof, and that if he executes and delivers the Separation Agreement and Waiver before the expiration of the 21-day period, Executive will be deemed to have waived the balance of the period.

c.    That if Executive fails to execute and deliver the Separation Agreement and Waiver to the Companies before the expiration of such 21-day period, he shall be deemed to have forfeited any right, amount or benefit due to him or her under the Severance Plan.

d.    That he has been given an opportunity to review the Separation Agreement and Wavier, including the waiver and release included in Section 1 hereto, that he fully understands its provisions, and that he has voluntarily entered into the Separation Agreement and Waiver.

e.    That Executive may revoke this Separation Agreement and Waiver by providing written notice to the Companies by hand delivery or by U.S. mail, postage prepaid, in accordance with Section 4.5 hereof, during the seven-day period following its execution; thereafter, the Separation Agreement and Waiver shall be irrevocable. Executive acknowledges that if he revokes the Separation Agreement and Waiver, the Companies shall have no obligation to provide the consideration described in Section 3 of the Separation Agreement.

f.    By signing below, Executive represents that he has returned all the Companies’ property and data of any type whatsoever that was in his possession or control, whether in hardcopy or electronic form.

g.    That in any proceeding, either at law or in equity, among the parties hereto, Executive shall not raise as a defense (i) that any information relating to the Companies’ business is not confidential or

v

entitled to protection as confidential information or a trade secret, (ii) that the period of time or geographical area in which the Executive is prohibited from competition or solicitation is unfair, unnecessary or unreasonable, and (iii) that the Separation Agreement and Waiver is in restraint of trade, (iv) that the existence of any claim or cause of action of the Executive against the Companies, whether or not predicated on the terms of the Separation Agreement and Waiver, shall not constitute a defense to the enforcement of the Executive’s obligations under the Separation Agreement and Waiver, and (v) that Companies may from time to time unilaterally amend Section 3.2 of this Waiver to include additional Parishes or Counties into which Companies’ Business has expanded.

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT has been executed on this 23rd day of March, 2017.

EXECUTIVE:                         WITNESS:

/s/ Darren J. Olagues                     /s/ Ryan O. Luminais
Darren J. Olagues                    Signature
Ryan O. Luminais
Print Name

/s/ Peggy B. Scott
Peggy B. Scott Chief Executive Officer Cleco Group LLC and Board Chair

/s/ Peggy B. Scott
Peggy B. Scott Chief Executive Officer Cleco Corporate Holdings LLC and Board Chair

/s/ William G. Fontenot
William G. Fontenot Chief Executive Officer Cleco Power LLC

WITNESS:
/s/ M. Williams
Signatures

Monza Williams
Print Name

WITNESS:
/s/ M. Williams
Signatures

Monza Williams
Print Name

WITNESS:
/s/ Nicole Matt
Signatures

Nicole Matt
Print Name

EXHIBIT 2
CLECO CORPORATION - Supplemental Executive Retirement Plan
Individual Benefit Calculation

						Date:	March 20, 2017
				Base
Name	Darren J. Olagues		Year	Compensation		Bonus
EMP. #	5417		2016	$502,658.13		$222,745.00
SS #	XXX-XX-8335		2015	$400,800.00		$278,850.00
DOB	11/7/1967	(adjusted for 3-year CIC benefit)	2014	$389,423.07		$256,032.54
DOT	1/27/2017		2013	$359,615.41		$205,000.00
			2012	$305,899.99		$201,894.00
			2011	$303,761.54		$182,965.00
			2010	$277,476.91		$124,967.80
			2009	$262,830.70		$102,490.94
			2008	$228,999.97		$99,713.00
			2007	$121,230.77	*	$0.00
			2006	$0.00		$0.00

		Highest Base		$502,658.13

		High 3 Bonus		$278,850.00
				$256,032.54		$252,542.51	Average
				$222,745.00

	Date of Birth	Nov 7, 1967		Applicable SERP %		50.000%	(Minimum benefit per plan doc)
	Termination Date	Jan 27, 2017
	Termination Age	49	Years
		2	Months

		SERP Comp.		$ 755,200.64		Annually
				62,933.39		Monthly
		SERP Percent		50.000%

		SERP Benefit		$31,466.70
		Reduction for term before age 55		-$6,608.01		(21%)
		Gross SERP Benefit[1]		$24,858.69		Per Month

[1] The Gross SERP Benefit will be further reduced by any pension benefits payable.

		Gross SERP Benefit		$24,858.69
		Company Pension Benefit:		2,268.90
		Exelon Pension Benefit		2,012.75
		Net SERP Benefit		$ 20,577.04		Per Month

SERP benefit paid as a joint and 100% survivor if married, 10 years certain and life if single.

* Includes $40,000 relocation allowance.